Exhibit 99.1

BurgerFi Brings Half Dozen Additional Locations to the Middle East

The better-burger concept signed a multi-unit development deal to open restaurants in Saudi Arabia

PALM BEACH, FL -- January 11, 2021 – BurgerFi International Inc. (Nasdaq: BFI, BFIIW), one of the fastest growing better burger chains, will continue to expand its presence in the Middle East in 2021. The restaurant company has signed a multi-unit development agreement with Food Supplies Co. LLC to open six restaurants in the Eastern Province of the Kingdom of Saudi Arabia. The agreement marks the second country BurgerFi is developing in the Middle East. The brand currently has two other locations in Kuwait City, Kuwait.

“While our main focus is to grow from our dominant position as the market leader in Florida in the ‘Better Burger’ category and expand domestically to other states in the Southeast, Mid-Atlantic and Northeast regions – we anticipate we’ll also pursue strategic opportunities both in other parts of the U.S. and countries beyond our borders,” says Julio Ramirez, CEO of BurgerFi. “We currently operate in the Middle East and believe that we have selected the strongest partners to develop the brand in the Eastern Province of the Kingdom of Saudi Arabia.”

Food Supplies Co. has principal offices in Saudi Arabia and is led by Founder and CEO, Thamer AlHathal and Director of Operations and partner, Waleed Naif AlHathal.

“We were very attracted to BurgerFi from the start because of their quality in food – especially that they use beef that is free of hormones, steroids, and antibiotics – and the strong foundation in the company and their team. We have such a huge demand for this type of concept in Saudi Arabia and we know that BurgerFi will fill that void,” says Thamer AlHathal, Founder and CEO of Food Supplies Co. “BurgerFi is an extremely fast-growing concept and we are excited to get ahead of the game and be part of this revolutionary restaurant and grow it in the Middle East. We created this food group – Food Supplies Co. – for the purpose to open BurgerFi's across Saudi Arabia and to offer locals a chance to enjoy the incredible food and experience this great brand has to offer. We see this as a long-term partnership and look forward to what the future holds.”

Rapidly becoming a globally recognized fast-casual “better burger” concept, BurgerFi’s first Saudi Arabia multi-unit restaurant deal comes off the heels of BurgerFi going public last month. The first restaurant is expected to open in Burj Alfardan in Khobar City by fourth quarter of 2021 with the other five restaurants expected to open throughout Saudi Arabia over the next few years.

The concept is chef-founded and committed to serving fresh food of the highest quality. BurgerFi uses 100% natural American angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. In 2020, BurgerFi launched its new Spicy Fi’ed Chicken Sandwich and continues to deliver the freshest ingredients and innovative menu items as it continues to grow restaurants, ghost kitchens and delivery channels.

This partnership kicks off an enormous year of expansion for BurgerFi, nationally and internationally. The hand crafted fast-casual better burger concept has plans to open 25 additional locations in 2021, with

West Boca, FL having opened last week and two anticipated to open in the next month – one in Palm Beach Gardens and the other in Henderson, Nevada, a Las Vegas suburb. The Henderson location is BurgerFi’s second drive-thru location featuring the brand’s newest drive-thru prototype. Topping off an exceptional year of going public, BurgerFi was named QSR Magazine’s Breakout Brand of the Year for 2020.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation's fastest-growing better burger concepts with approximately 125 BurgerFi restaurants domestically and internationally. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% natural American angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi was named QSR Magazine’s Breakout Brand of 2020, placed in the top 10 on Fast Casual's Top 100 Movers & Shakers list in 2020, was named "Best Burger Joint" by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a "Top Restaurant Brand to Watch" by Nation's Restaurant News in 2019, included in Inc. Magazine's Fastest Growing Private Companies List, and ranked on Entrepreneur's 2017 Franchise 500. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and  'Like' BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including BurgerFi’s estimates of its future business outlook, prospects or financial results. Statements regarding BurgerFi’s objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions are intended to identify such forward-looking statements. It is important to note that BurgerFi’s actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic. Among the important factors that could cause such actual results to differ materially are (i) the impact of any economic recessions in the U.S. and other parts of the world, (ii) fluctuations in the global economy, (iii) BurgerFi’s ability of maintaining its margins, (iv) changes in applicable accounting principles or interpretations of such principles, (v) delays in BurgerFi’s ability to develop new products and services and market acceptance of new products and services, (vi) rapid technological change, (vii) BurgerFi’s ability to attract and retain key management personnel, (viii) the existence of substantial competition, and (ix) other risk factors listed from time to time in BurgerFi’s registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and BurgerFi undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

(949) 574-3860

BFI@gatewayir.com

Company Contacts:

BurgerFi International Inc.

Ashley Spitz, ashley@burgerfi.com

Crystal Rosatti, crystal@burgerfi.com

Media Relations Contact:

Quinn PR

Laura Neroulias, LNeroulias@quinn.pr